EXHIBIT 5.1

                 PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement ("Agreement"), made as of the 13th day of May, 1998 by and between HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership, having its principal office at 850 Clinton Square, Rochester, New York 14604, (the "Partnership");
and (SELLER), a (        ) (the "Seller"),
having its principal office at __________________________________.

                        W I T N E S S E T H:

         WHEREAS, the Seller owns a certain apartment complex and adjacent land located in the ______________________ in the State of __________, all as more particularly described on EXHIBIT A;

         WHEREAS, the Seller wishes to sell the Property to the Partnership;

         WHEREAS, Partnership desires to acquire the Property upon the happening of certain events;

         NOW, THEREFORE for and in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

         1. REAL PROPERTY DESCRIPTION. The Real Property to be transferred by the Seller consists of an apartment complex commonly known as _____________ Apartments, which includes ____ apartments (the " Project"), located in __________, __________, on land more particularly described on EXHIBIT A attached hereto, together and including all buildings and other improvements thereon, including but not limited to, the ____ apartment units, and all rights of Seller, if any, in and to any and all streets, roads, highways, alleys, driveways, easements and rights-of-way appurtenant thereto (the foregoing are hereafter collectively referred to as the "Property").

         2. OTHER ITEMS. The following items now or at the Closing (hereinafter defined) in or on the Property , which are the property of the Seller (as distinguished from the property of a tenant) and are located at or used in connection with the Property, are included in this Agreement and shall become the property of the Partnership at
Closing:

              A. all heating, air-conditioning, plumbing and lighting fixtures,

              B. ranges, refrigerators, dishwashers and disposals,

              C.  water heaters,

              D. any and all pools and pool equipment, bathroom fixtures, wall-to-wall carpeting, traverse rods, exhaust fans, hoods, signs, screens, maintenance building, fences, carpeting and runners, cabinets, mirrors, shelving, ceiling fans, mail boxes, office furniture and equipment, including but not limited to computers, clubhouse facilities, and any and all related equipment in connection with the Property, and

              E   any fixtures appurtenant to the Property and any
other furniture or equipment used in connection with the operation and maintenance of the Property, including but not limited to any vehicles (hereinafter with the items listed in A-D above, collectively, the "Other Items").

         The Other Items will be acquired by the Partnership free and clear of all liens and encumbrances.

         3.   CONSIDERATION AND MANNER OF PAYMENT; DEPOSIT.

              A. The purchase price for the Property shall be $__________ the "Purchase Price") which shall be payable by the Partnership at Closing (as hereinafter defined) by official bank check payable directly to Seller's order drawn on a New York Clearinghouse Bank or, at Seller's option, by wire transfer to an account designated by Seller.

              B. Upon execution of this Agreement by both parties, the Partnership shall deposit the sum of $1,000,000 (the "Initial Deposit") by check with Orloff, Lowenbach, Stifelman & Siegel, P.A. (the "Escrow Agent") as a deposit under this Agreement and under the agreements relating to the Affiliated Properties (as hereinafter defined). Upon expiration of the Due Diligence Period (as hereinafter defined) and provided the Partnership has not exercised its right to terminate this Agreement, the Partnership shall deposit the sum of $1,000,000 (the "Additional Deposit") by check with the Escrow Agent as an additional deposit under this Agreement and under the agreements relating to the Affiliated Properties. The Initial Deposit and the Additional Deposit, shall be hereinafter be referred to as the "Deposit". The Deposit shall be held and disbursed as provided in the Escrow Agreement attached hereto as EXHIBIT B. The Deposit shall be returned to the Partnership: (I) in the event the Partnership consummates the transaction contemplated hereby; (ii) upon termination of this Agreement by the Partnership as expressly permitted hereunder;(iii) upon Seller's default, including but not limited to a failure of a condition described in Section 16 of this Agreement caused by the Seller. In the event the Partnership defaults on its obligations hereunder, including but not limited to a failure of a condition described in Section 16 of this Agreement caused by the Partnership, the Deposit shall be paid to the Seller as liquidated damages and not as penalty. The Partnership and the Seller each acknowledges that the Deposit is a fair and reasonable measure of the Seller's damages in the event of the Partnership's default. The Partnership and Seller each waives any right to claim that the Deposit is not a fair and reasonable measure of damages in the event the Partnership defaults. In consideration for such waivers, the Partnership and the Seller each agrees not to institute any legal proceedings to challenge the Deposit as a fair and reasonable measure of such damages. If, despite the agreement in the previous sentence, either party institutes such litigation, the instituting party shall pay the costs and expenses of the other party in such litigation, including reasonable attorneys' fees, regardless of the outcome thereof. Any and all sums deposited hereunder shall be applied or refunded as provided herein. (All references to "Deposit" shall be deemed to include all accrued interest thereon).

         4. ADJUSTMENTS AT CLOSING. The following shall be adjusted and prorated between the Seller and the Partnership at Closing as if the Partnership was the owner of the Property as of the Closing Date:

              A. All ad valorem real estate taxes with respect to the Property for the calendar year or other applicable tax period in which the Closing is consummated. If the amount of such taxes is not known at Closing, proration of such taxes will be made upon the basis of the previous year's or other most recent applicable tax period taxes. In such event, the Seller and Partnership agree to re-prorate/adjust the taxes between themselves after the Closing, based upon the full amount of the actual taxes for the Property when the amount of the actual taxes is known.

              B.  water charges.

              C.  sewer charges.

              D.  fuel, electricity and other utilities.

              E. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) (the "Security Deposits") shall be transferred or credited to Partnership at Closing. At Closing, Partnership shall assume Seller's obligations related to Security Deposits to the extent they are properly credited and transferred to Partnership. Partnership agrees that it will indemnify, defend, hold Seller harmless and will indemnify Seller against all demands, claims, losses, costs, damages, expenses or liabilities, including, but not limited to, attorneys' fees, arising out of or in connection with the transfer or disposition of such Security Deposits.

              F. charges under the service contracts assumed by Partnership (the "Service Contracts").

              G.  laundry income.

              H. any other charges incurred with respect to the Property which the Partnership or the Sellers are obligated to pay.

              I. salaries and benefits of employees employed by the Seller at the Property and remaining in the employment of the Partnership after Closing.

              J.  Rents.

                  (1) All rent payments collected as of the Closing Date for the month of Closing shall be prorated as between the parties as of the Closing Date. Any other rent collected by the Seller prior to the Closing for rental periods subsequent to Closing shall be paid to the Partnership at Closing.

                  (2) All rent collected after Closing for any period prior to Closing shall belong to Seller and, if paid to Partnership, Partnership shall promptly send such rent to the Seller. All rent collected after Closing shall be applied first to current rent payments due and owing and then to pay any arrearages (in inverse order/most recent arrearages paid first). Seller shall have the right to pursue payment of rent due for any period prior to the Closing, including by means of legal action against tenants or former tenants, provided that after the Closing, the Seller shall have no right to terminate leases or cause the eviction of tenants.

                  (3) All rent collected by Partnership or the Seller for rental periods after the Closing shall belong to Partnership and, if paid to the Seller, the Seller shall promptly send such rent to Partnership.

              Any error in the calculation of adjustments shall be corrected subsequent to Closing with appropriate credits to be given based upon corrected adjustments.

         5. COSTS. Partnership shall pay all recording fees, Partnership's attorneys' fees, the costs of obtaining any survey, title commitment and title policy and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the transferee of similar property. The Seller shall pay Seller's attorneys' fees, any applicable transfer and recordation taxes and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the transferor of similar property.

         6.   EVIDENCE OF TITLE.  Seller has furnished to the
Partnership a copy of the most recent title policy relating to the Property along with the most recent instrument survey of the Property in Seller's possession.

         7.   CLOSING DOCUMENTS.

              A. At the time of Closing, the Seller shall deliver to Partnership the following.

                  (1) A bargain and sale deed with covenants against grantor's acts in the form provided for under the laws of the state where the Property is located (the "Deed"). Such Deed shall convey the Property to Partnership subject to: (i) all leases identified in the Rent Roll (hereinafter defined); (ii) ad valorem real estate taxes and the lien of municipal utility charges for the current year and subsequent years which are not yet due and payable; and (iii) easements, covenants, restrictions, agreements and/or reservations of record, so long as they do not interfere in any material respect with the use of the Property as a rental apartment complex; (iv) private, public and utility easements and roads and highways, so long as they do not interfere in any material respect with the use of the Property as a rental apartment complex; and (v) and any other exceptions not objected to or waived by Partnership under Section 9B (collectively items (i) - (v) the "Permitted Exceptions").

                  (2) A Bill of Sale in the form attached hereto as EXHIBIT C.

                  (3) A current rent roll ("Rent Roll") certified, as of the date of Closing, which shall include a correct list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits along with a copy of all leases with such tenants which are in the possession of Seller and which have not been delivered to the Partnership prior to Closing.

                  (4) An Assignment of Leases, Security Deposits and Service Contracts in the form attached hereto as EXHIBIT D (the "Assignment") along with a copy of all contracts so assigned. In lieu of an assignment of the security deposits, the Seller may provide Partnership with a credit at Closing for all security held by Seller (including any accrued interest, if required by law or contract to be earned thereon) with respect to all leases encumbering the Property.

                  (5)  A certificate of title and any other
documentation necessary to transfer title to any vehicles.

                  (6) Seller's affidavit stating Seller's federal taxpayer identification number and certifying that Seller is not a foreign person, corporation, partnership, trust or estate as defined in the Internal Revenue Code and Regulations thereunder pursuant to the Foreign Investment in Real Property Tax Act of 1980.

                  (7) Copies of the personnel files of all employees employed at the Property and remaining in the employment of the Partnership after the Closing.

                  (8) A termination of any management agreements relating to the Property.

                  (9) A Closing Statement detailing the adjustments made at Closing.

                  (10) Any additional funds, documents and or instruments as may be necessary for the proper performance by the Seller of its obligations contemplated by this Agreement.

                  B. At the time of Closing, Partnership shall deliver to Seller the following.

              (1) The Assignment.

                  (2)  Evidence of organization, existence and
authority of Partnership and the authority of each person executing documents on behalf of Partnership each, reasonably satisfactory to Seller.

                  (3) The Purchase Price and such cash as may be required of Partnership to pay closing costs or charges properly allocable to Partnership.

                  (4) A Closing Statement detailing the adjustments made at Closing.

                  (5)  Any additional funds, documents and or
instruments as may be necessary for the proper performance by Partnership of its obligations contemplated by this Agreement.

         8. INSPECTION. For a period of fourteen (14) calendar days after the date of this Agreement (the "Due Diligence Period"), the Seller agrees that the Partnership and its authorized representatives shall have the right and privilege to enter upon the Property and the Seller's offices, upon reasonable notice, during regular business hours, for the purpose of gathering such information and conducting such environmental and engineering studies or other tests and reviews as Partnership may deem appropriate and necessary, including but not limited to a review of the Seller's books and records pertaining to the Property and the Other Items, matters relating to zoning compliance and compliance by the Property and the Other Items with other applicable governmental regulations, the markets in which the Property operates, any service or other contracts relating to the Property, the tax assessment on the Property and on comparable properties and such other matters as Partnership shall deem reasonably necessary or appropriate in
connection with the Property and the Other Items.   All such
inspections, studies, tests and reviews shall be at Partnership's sole expense. The Partnership agrees to provide the Seller with a copy of all Phase I and other environmental reports received by the Partnership in the course of its investigation. Seller agrees to cooperate with Partnership by making available to Partnership such records, plans, drawings or other data as may be in Seller's possession or control relating to the Property and its operation. In addition, promptly upon execution of this Agreement by all of the parties, the Partnership will order a commitment (the "Title Commitment") for an ALTA owner's policy from a nationally recognized title insurer (the "Title Company"). Partnership hereby agrees to indemnify, defend and hold Seller, Seller's tenants, agents, employees, partners, trustees, officers and the Property harmless from and against all claims, losses, costs, damages, expenses or liabilities, including, but not limited to, mechanic's and materialmen's liens and attorneys' fees arising out of or in connection with Partnership's access to or entry upon the Property. If any inspection or test disturbs the Property, Partnership will restore the Property, at Partnership's own cost and expense, to the same condition as existed prior to any inspection or test. The Partnership agrees that its rights under this Section 8 shall be subject to the rights of the residents at the Property and that it will use its reasonable efforts to minimize any disruption to those residents. Partnership shall have the right to terminate this Agreement if it determines that it does not wish to purchase the Property as a result of its findings during the Due Diligence Period and notifies the Seller in writing of such decision within the Due Diligence Period (the "Termination Notice"). In such event, this Agreement shall terminate and neither party shall have any further claims, rights, liabilities or obligations under or with respect to this Agreement, except Partnership shall have the right to the return of its Deposit and the obligations set forth in Section 8, 12 and 26 herein shall survive any such termination. Partnership's failure to deliver the Termination Notice within the Due Diligence Period shall be deemed to be a waiver by Partnership of its right to terminate this Agreement as provided in this Section 8.

         9.   TITLE; TITLE EXAMINATION; OBJECTIONS TO TITLE.

                       A.   Seller shall convey to the Partnership
good and marketable title to the Property by Deed, subject only to the Permitted Exceptions. Title to all Other Items purchased herein, if any, shall be conveyed to Partnership by bill of sale, free and clear of all security interests, liens and encumbrances, but subject to any Permitted Exceptions.

                       B.   Within ten (10) business days after
Partnership's receipt of the Title Commitment Partnership shall deliver to Seller a statement of defects, encumbrances or objections to title or survey matters (a "Statement of Title Defects"). If Partnership fails to deliver a Statement of Title Defects within such time period as aforesaid or by June 6, 1998, whichever is earlier, such failure shall be deemed to be a waiver of any such defects, encumbrances or objections to title and Seller shall convey title in accordance with this Agreement. Upon receipt of Partnership's Statement of Title Defects, Seller shall have five (5) business days to determine whether it wishes to attempt to cure any matters shown on such statement. If Seller is unable or unwilling to cure or attempt to cure any such matters, Seller shall give notice to Partnership within such five (5) day period, but if no such notice is given, Seller shall be deemed to be unwilling to cure any such defects. If Seller does not agree to attempt such cure, Partnership shall have ten (10) days after the expiration of the foregoing five
(5) business day period to terminate this Agreement, in which case it shall have the right to the return of the Deposit, or to give Seller notice that it has elected to take title to the Property subject to the defects of title without abatement of the Purchase Price. If no notice is given by the Partnership within the ten (10) day period, the Partnership shall be deemed to have terminated this Agreement.

         10. CLOSING DATE. Unless this Agreement is terminated as provided herein, the Closing shall occur on or before June 23, 1998 (the "Closing" or "Closing Date") at the office of the Seller's attorneys. Notwithstanding the above, the Partnership shall have the right to extend the Closing and the Closing Date to and including July 31, 1998 provided that the Partnership provides the Seller with written notice of the extension on or before June 23, 1998.

         11. POSSESSION. Partnership shall have possession and occupancy of the Property from and after the date of delivery of the Deed subject only to the Permitted Exceptions and such matters as shall have been waived by the Partnership and to the rights of tenants shown on the Rent Roll delivered to Partnership at Closing pursuant to Section 7A (3).

         12. BROKER'S COMMISSION. The Seller and Partnership each represent to the other that there are no fees or commissions due as a result of their employment of any Broker. The Seller and Partnership each agree to indemnify the other for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any broker by the indemnifying party. This representation and indemnity shall survive the Closing.

         13. RISK OF LOSS. If prior to the Closing the Property or any portion thereof is destroyed or damaged or if the Property or any material portion thereof shall is subjected to a BONA FIDE threat of condemnation or becomes the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, Seller shall notify Partnership thereof within a reasonable time after receipt of actual notice thereof by Seller, but in any event prior to Closing. In such event this Agreement shall remain in full force and effect with no adjustment of the Purchase Price and upon the Closing, Seller shall assign, transfer and set over to Partnership all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Partnership any insurance proceeds that may have been or that may thereafter be made for such damage or destruction giving Partnership a credit at Closing for any deductible under such policies. In such event, Seller shall have no additional obligation if such insurance proceeds or condemnation awards are insufficient to repair such damage. Seller hereby agrees that it shall keep all insurance policies presently existing which relate to the Property in effect through the Closing Date.

         14.  CONDITIONS PRECEDENT TO PARTNERSHIP'S OBLIGATION TO
CLOSE. It shall be a condition to the Partnership's obligation to close that:

              A. The Partnership has not exercised its right to terminate this Agreement as provided in Section 8;

              B. There shall be at Closing ____ apartment units in which are all in compliance in all material respects with federal, state, county and local laws, ordinances, rules and regulations;

              C. During the Due Diligence Period, the Partnership shall obtain the approval of the Board of Directors (the "Board") of its general partner - Home Properties of New York, Inc. - to the acquisition of the Property on the terms and conditions described herein; and

              D. On the Closing Date the Title Company is prepared to issue a title policy insuring the Partnership's fee interest in the Property subject only to the Permitted Exceptions.

         It is understood that the contingencies set forth  in this
Section 14 are for Partnership's benefit and may be waived by Partnership at any time. If the above contingencies are not satisfied or waived by the Partnership, the Partnership shall have the right to terminate this Agreement by written notice to the Seller. In the event of such a termination, neither party shall have any further claims, rights, liabilities or obligations under or with respect to this Agreement, except Partnership shall have the right to the return of its Deposit and the obligations set forth in Sections 8,12 and 26 herein shall survive any such termination.

         15. CONSENT ORDERS. Seller is party to a Consent Order (the "Consent Order") in the Matter of United States of America v. Chandler Associates, et al., Civil Action No. 97-3114(AMW), entered by the United District Court for the District New Jersey. A copy of the Consent Order has been furnished to Buyer. Seller has also agreed to the form of a Supplemental Consent Order in the same matter which will be entered prior to Closing, a copy of which has also been furnished to Buyer. Buyer agrees that from and after the Closing, until the expiration of the Consent Orders on June 30, 2000, Buyer shall perform all of the obligations under the Consent Orders to be performed by the Defendants named therein. Seller warrants and represents to Buyer that all the obligations under the Consent Orders to be performed by the Defendants named therein have been fully performed to date; and shall continue to be fully performed up to and including the Closing Date. Buyer agrees to indemnify and hold harmless Seller and the Defendants named in the Consent Orders from and on account of any and all liability, costs and expenses, including reasonable attorneys fees, arising out of Buyer's failure to perform its obligations under this Section 15. Seller agrees to indemnify and hold harmless Buyer from an account of any and all liability, costs and expenses, including reasonable attorneys' fees, arising out of Seller's breach of the warranty and representation regarding performance on or prior to the Closing Date of the Defendants' obligations under the Consent Orders contained in this
Section 15.

         16. CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Partnership, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

              A. As of the Closing Date, the other party shall have performed its material obligations hereunder and all deliveries to be made at Closing have been tendered and the representations and warranties of the other party shall be true and correct;

              B. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the other party's ability to perform its obligations under this Agreement; and

              C. There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby.

              D. On the Closing Date, the Partnership shall acquire all of the properties described on the attached Schedule 1 (the "Affiliated Properties"); provided, however, that if the only reason a Closing for one or more of the Affiliated Properties (a "Deferred Property") cannot occur on the Closing Date is the failure to obtain the certificate of occupancy or similar approval referred to in Paragraph O of Section 17, the other Closings will take place on the Closing Date, and the Closing for each Deferred Property will take place one week after the certificate of occupancy or similar approval for such Deferred Property is obtained.

         17. REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller makes the following representations and warranties to Partnership as of the date hereof and as of Closing:

              A. To the best of Seller's knowledge, Seller has no liability or obligation of any nature which in any way affects or is related to the Property or the Other Items whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto) other than disclosed in this Agreement, including the Schedules hereto.

              B. To the best of Seller's knowledge, there is no litigation, proceeding or investigation pending, or to the knowledge of Seller threatened, against or affecting Seller that might affect or relate to the validity of this Agreement, any action taken or to be taken pursuant hereto, or the Property, the Other Items or any part or the operation thereof, not fully covered by insurance (except for applicable deductibles) or any proceeding to which Seller is a party pending for the increase or decrease of the assessed valuation of all or a portion of the Property.

              C. To the best of Seller's knowledge, Seller has complied in all material respects with and is not in default in any material respects under, or in violation in any material respects of, or received any notice that the Seller, the Property or the Other Items may be in violation in any material respect of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control, ordinance, rule, regulation or order of) applicable to the ownership, development, operation or maintenance of the Property or the Other Items.

              D. There are no written leases affecting the Property with a term greater than one (1) year.

              E. To the best of Seller's knowledge, there is no pending condemnation of the Property, or any part thereof, or of any plans for improvements which might result in a special assessment against the Property.

              F. Seller has not received any written notice or request from any insurance company, Board of Fire Underwriters (or organization exercising functions similar thereto) requesting the performance of any work or alteration in respect of the Property or the Other Items.

              G. Security deposits held by Seller will be correctly identified by Seller as of Closing with respect to the Property.

              H. There are no Service Contracts with respect to the Property or the Other Items which will continue in effect after the Closing except as set forth on SCHEDULE "2" attached hereto.

              I.  [INTENTIONALLY OMITTED]

              J. Until Closing, Seller shall continue to fulfill all of its obligations under the terms of the Leases encumbering the Property, and under the Service Contracts, and Seller shall operate, maintain and repair at Seller's expense, all landscaping, buildings, fixtures and facilities, in accordance with normally accepted business principles, and Seller shall continue to operate the Property in a commercially reasonable manner.

              K. The Rent Roll to be given by Seller to Buyer at Closing will be true and correct. The rent roll attached hereto as SCHEDULE "3" is true and correct as of the date of shown thereon and indicates all apartment units which are the subject of Section 8 contracts.

              L.  [INTENTIONALLY OMITTED]

              M. This Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

              N. Neither the entry into this Agreement, nor the carrying out of the transactions contemplated herein has resulted or will result in any violation of, or be in conflict with, or result in the creation of, any mortgage, lien, encumbrance or charge (other than those contemplated hereby) upon any of the properties or assets of Seller pursuant to, or constitute a default under, any certificate of incorporation, by-law, partnership agreement, or mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation applicable to Seller or the Property.

              O. To the best of Seller's knowledge, no consent or approval by, or authorization of, or filing, registration or qualification with, any federal, state or local governmental authority, bureau, department or agency, or any corporation, person or other entity is required as of the Closing either for the execution, delivery or performance of this Agreement by Seller, or in connection with the consummation by Seller of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, filings, registrations or qualifications as have been obtained by Seller as of the date hereof and disclosed and accepted by Buyer, and except for a resale certificate of occupancy or similar approvals. Seller agrees to apply for such approval promptly after execution of this Agreement. At Closing, the Partnership will reimburse Seller for the costs of such application and the reasonable costs of any repairs or alterations required to be made to the Property in order to obtain such approval.

         The representations and warranties of Seller contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Buyer at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated by Seller pursuant to this Agreement, do not contain any untrue statements of a material fact, or fail to state a material fact necessary to make it not misleading.

         The representations and warranties contained herein shall survive delivery and recording of the deed and shall not merge therein.

         Seller acknowledges that each of the representations made by it in this paragraph 17 and elsewhere in this Agreement is material to the Partnership hereunder. As to any representation or warranty set forth herein, Seller shall indemnify, defend and hold the Partnership safe and harmless from and against any and all loss, damage, claim, counterclaim, cause of action, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements at both trial and appellate levels, suffered, paid or incurred by, or assessed against the Partnership, directly or indirectly, whether foreseen or unforeseen, and whether for personal injury or death or for property damage or otherwise by reason of Seller's material breach of any warranty or obligation under this Agreement or if any representation of Seller in this Agreement is wholly or partially untrue in any material respect. Notwithstanding the above, Seller shall have no liability for any untrue or incorrect representation or warranty of Seller unless and until the aggregate amount of Partnership's monetary damages arising out of all such breaches shall exceed Fifty Thousand Dollars ($50,000), and Seller shall be liable only for the excess over Fifty Thousand Dollars ($50,000).

         Irrespective of anything to the contrary contained herein, the representations and warranties of Seller shall expire and be of no further effect upon the expiration of 6 months after Closing. This expiration shall not apply to any breach of warranty or representation which arises out of fraud or an intentional material misrepresentation.

         For purposes of this Agreement, "to Seller's knowledge", "to the knowledge of Seller", "to the best knowledge of Seller" (or words of similar meaning) shall mean to the actual knowledge of Wilson R. Kaplen, and the knowledge of no other person shall be attributed to or be deemed the knowledge of Seller.

         18.  REPRESENTATIONS AND WARRANTIES OF PARTNERSHIP.
Partnership represents and warrants to the Seller as of the date hereof and as of the Closing:

              A. Partnership is and will be as of the date of Closing duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to enter into and carry out this Agreement according to its terms.

              B. To the best of its knowledge, there is no litigation, proceeding or investigation pending, or to the knowledge of Partnership threatened, against or affecting Partnership or the partners of Partnership that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a material adverse effect on the business or operations of the Partnership.

              C. Subject to the receipt of the approval of the Board, this Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of the Partnership, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

              D. The Partnership has the financial ability to perform its obligations to purchase the Property as provided in this Agreement.

         The representations and warranties of the Partnership contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Seller at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated pursuant to this Agreement, do not contain any untrue statements or a material fact, or fail to state a material fact necessary to make it not misleading.

         The representations and warranties contained herein shall survive delivery of the assignment of the Deed and shall merge therein.

         The Partnership acknowledges that each of the representations made by it in this paragraph 18 and elsewhere in this Agreement is material to the Seller hereunder. As to any representation or warranty set forth herein, the Partnership shall indemnify, defend and hold the Seller safe and harmless from and against any and all loss, damage, claim, counterclaim, cause of action, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements at both trial and appellate levels, suffered, paid or incurred by, or asserted against the Seller, directly or indirectly, whether foreseen or unforeseen, and whether for personal injury or death or for property damage or otherwise by reason of the Partnership's material breach of any warranty or obligation under this Agreement or if any representation of the Partnership in this Agreement is wholly or partially untrue in any material respect. Notwithstanding the above, Partnership shall have no liability for any untrue or incorrect representation or warranty of Partnership unless and until the aggregate amount of Seller's monetary damages arising out of all such breaches shall exceed Fifty Thousand Dollars ($50,000), and the Partnership shall be liable only for the excess over Fifty Thousand Dollars ($50,000).

         Irrespective of anything to the contrary contained herein the representations and warranties of the Partnership shall expire and be of no further effect upon the expiration of 6 months after Closing. This expiration shall not apply to any breach of warranty or representation which arises out of an intentional material misrepresentation made by the Partnership.

         19. ENVIRONMENTAL CERTIFICATION. By acceptance of this Agreement, Seller represents, warrants, and certifies to the Partnership that Seller has no knowledge of any violation, and has received no notice of any violation of any applicable Environmental Laws (below defined) with respect to the Property and the current use of the Property. To the best of Seller's knowledge, Seller has not, used, generated, stored, dumped, released, buried, dispersed or emitted any Hazardous Substance on the Property, except for Hazardous Substances stored and disposed of in the ordinary course of operating the Property, all of which were stored, used and disposed of in accordance with all applicable laws. There are no underground tanks on the Property except as set forth on Schedule 4. "Environmental Laws" shall mean all federal, state and local environmental, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance and the rules, regulations, and orders with respect thereto. "Hazardous Substance" means, without limitation, any flammable, explosive or radioactive material, polychlorinated biphenyl, petroleum or petroleum product, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, ET SEQ.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Appendix Sections 1801, ET SEQ.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), or any other Environmental Law and the regulations promulgated thereunder applicable on the effective date of this Agreement. From the date of acceptance hereof to and including the date of Closing, Seller shall immediately provide the Partnership with a copy of any notice, citation, complaint or other directive from any person, entity or governmental authority whereby Seller's compliance with Environmental Laws is called into question, and immediately notify the Partnership of any new information or other developments which could tend to supplement or modify the information contained herein in any material respects. If there is any lead paint and/or asbestos found at the Property, then the Partnership agrees that the Seller shall have no obligation to the Partnership to remediate the lead paint and/or asbestos and if the Partnership does not exercise its right to terminate this Agreement as provided in Section 8 hereof and acquires the Property, then the Partnership shall assume any obligation to remediate the lead paint and/or asbestos.

         20. ASSIGNMENT. This Agreement, and all or any portion of the rights of Partnership hereunder, may not be assigned by Partnership without the prior written consent of the Seller, which may be granted or withheld in its sole discretion. Notwithstanding the above, the Partnership may assign its rights under this Agreement to an entity in which the Partnership holds no less than 98% of the equity interests without the Seller's consent. No such assignment shall relieve the Partnership of any of its obligations under this Agreement.

         21. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective upon receipt and then only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by a national over-night carrier, or by telecopy with confirmation of receipt to the addresses set forth below:

         To the Seller:


         Copy to:           Frank L. Stifelman, Esq.
                            Orloff, Lowenbach, Stifelman & Siegel, P.A.
                            101 Eisenhower Parkway
                            Roseland, NJ 07068-1082

                            -and-

                            Michael H. Forman, Esq.
                            Cole, Schotz, Meisel, Forman & Leonard, P.A.
                            25 Main Street
                            Hackensack, New Jersey  07601

         To Partnership: HOME PROPERTIES OF NEW YORK, L.P.
                         Attn: Norman Leenhouts, Chairman
                         850 Clinton Square
                         Rochester, New York  14604
                         Telecopy No.: (716) 546-5433

         22. PLANS. The Seller agrees to provide Partnership with all plans and architectural drawings in Seller's possession for the improvements completed at the Property, including, without limitation, all "as-built" plans in Seller's possession and the Seller further agree that they will endeavor to turn over the same to Partnership at the Property during the Due Diligence Period.

         23. APPLICABLE LAW. This Agreement shall be construed and governed in accordance with the laws of the State where the Property is located.

         24. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties, and any and all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement cannot be modified except by a written instrument signed by the parties hereto.

         25. BINDING AGREEMENT. This Agreement shall not be binding or effective until properly executed by Partnership and the Seller.

         26. CONFIDENTIALITY. By execution of this Agreement and except as otherwise provided herein, prior to the Closing, or if the Closing does not occur, the Seller and Partnership agree to keep any and all information with respect to the transactions contemplated by this Agreement strictly confidential, and will not disclose any such information, without the other's prior written consent, unless such disclosure is required by law or judicial process. The Partnership may disclose the existence of this Agreement to the extent necessary to conduct its due diligence with respect to the Property or as may be required or appropriate under applicable securities laws including but not limited to as may be necessary or appropriate to raise equity. If the Closing does not occur, each of the parties agrees to return to the other party any confidential information pertaining to the Property or the other party that it has received from the other party.

         27. FINANCIAL INFORMATION. Prior to and after the Closing, the Seller will provide a signed representation letter as prescribed by Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Public Accountants in substantially the form attached hereto as Exhibit E. The representation is required to enable an Independent Public Accountant to render an opinion on such financial statements. Seller will provide access by the Partnership's representatives, to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at the Partnership's expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

         28. RECORDATION. Neither Party may record this Purchase and Sale Agreement; and any recordation shall render the contract void at the option of the non-recording party. Also, neither party may file a lis pendens against the Property.

         29. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected thereon as the signatories.

         IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the day and date first above written.

HOME PROPERTIES OF NEW YORK, L.P.         (SELLER)
By:  Home Properties of New York, Inc.
        General Partner


By: /s/ Norman Leenhouts             By:

Title: Chairman                      Title:

                            LIST OF EXHIBITS


              EXHIBIT A         Legal Description
              EXHIBIT B         Escrow Agreement
              EXHIBIT C         Bill of Sale
              EXHIBIT D         Assignment
              EXHIBIT E         Form of Representation Letter




                           LIST OF SCHEDULES

              Schedule 1    List of Affiliated Properties
              Schedule 2    Service Contracts
              Schedule 3    Rent Roll
              Schedule 4    USTs

                    PORTFOLIO INFORMATION


NAME AND LOCATION     # OF     PRICE            SELLING ENTITY
                     UNITS

Cherry Hill Club    164       $4,536,000        The Kaplen
Apartments,                                     Foundation
Inkster, MI

Mill Co. Gardens,   96        $2,037,000        The Kaplen
So. Portland, ME                                Foundation

Beechwood Gardens,  160       $3,900,000        Beechwood Gardens
Philadelphia, PA

Payne Hill          150       $4,500,000        Payne Hill
Gardens,                                        Gardens

Payne Hill, PA
So. Portland        500       $15,927,000       South Portland
Assoc.,                                         Associates
So. Portland, ME

Weston Gardens,     242       $5,550,000        The Kaplen
Columbus, OH                                    Foundation

Lakeview            106       $5,174,000        The Kaplen
Apartments,                                     Foundation
Leonia, NJ

Mountainside        227       $8,414,000        The Kaplen
Apartments,                                     Foundation
Garnerville, NY

Oak Manor           77        $4,717,000        The Kaplen
Apartments,                                     Foundation
Ridgewood, NJ

Patricia            100       $4,782,000        The Kaplen
Apartments,                                     Foundation
Peekskill, NY

Wayne Village,      275       $14,783,000       The Kaplen
Wayne, NJ                                       Foundation

East Hill Gardens,  33        $1,787,000        East Hill Gardens
Tenafly, NJ

Windsor Realty,     67        $3,693,000        Windsor Realty
Woodridge, NJ                                   Co.

Leland Gardens,     256       $7,065,000        Leland Gardens
Plainfield, NJ

Pleasantview        1,142     $53,371,000       Piscataway
Apartments,                                     Associates
Piscataway, NJ

Pleasure Bay        270       $7,813,000        Pleasure Bay
Apartments, Long                                Apartments
Branch, NJ

The Towers,         137       $6,751,000        The Towers
Pasaic, NJ                                      Apartments

Office and                    $200,000
Equipment

TOTAL UNITS/PRICE   4002      $155,000,000